Exhibit 3.229

ADDENDUM

Effective as of 12:01 a.m. (Eastern Standard Time) on January 1, 2006 (the “Effective Date”), Triad Hospitals, Inc. (“Triad”) assigned, transferred and conveyed its 100% limited liability company interest in Oro Valley Hospital, LLC (f/k/a Tri-Shell 50, LLC), a Delaware limited liability company (“LLC”), to Tennyson Holdings, Inc. (“Holdings”), whereupon Holdings became the sole member of LLC. Attached hereto is a copy of the Limited Liability Company Agreement of LLC (the “Agreement”).

The undersigned hereby agrees to be bound by all of the terms and provisions of the Agreement, and further agrees that, from and after the Effective Date, all references in the Agreement to Triad as the sole member (the “Member”) shall be deemed to be references to Holdings as the Member.

IN WITNESS WHEREOF, Holdings has executed this Addendum on the 1st day of January, 2006.

TENNYSON HOLDINGS, INC.

By:	/s/ Rebecca Hurley
	Name:	Rebecca Hurley
	Title:	Senior Vice President, General Counsel and Secretary

AMENDMENT NO. 1 TO

LIMITED LIABILITY COMPANY AGREEMENT

OF

TRI-SHELL 50, LLC

Amendment No. 1 to Limited Liability Company Agreement of Tri-Shell 50, LLC, effective as of June 24, 2004 (this “Amendment”), is entered into by Triad Hospitals, Inc., a Delaware corporation, as the sole member of the Company as defined below (the “Member”).

WHEREAS, Tri-Shell 50, LLC, (the “Company”) was formed as a Delaware limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended from time to time (the “Act”);

WHEREAS, the Member entered into the Limited Liability Company Agreement of the Company effective as of October 2, 2002 (the “Original Agreement”); and

WHEREAS, the Member desires to enter into this Amendment to amend certain provisions of the Original Agreement;

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the Member hereby agrees as follows:

1. The provision of the Original Agreement under the heading “Name” is hereby amended and restated in its entirety to read as follows:

“Name. The name of the limited liability company formed hereby is Oro Valley Hospital, LLC.”

2. The provision of the Original Agreement under the heading “Registered Office.” is hereby amended and restated in its entirety to read as follows:

“Registered Office and Principal Office. The address of the registered office of the Company in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The Principal Office of the Company shall be at 5800 Tennyson Parkway, Plano, Collin County, Texas 75024, which shall also be the office at which Certificates for Interest of the Company are surrendered.”

3. The provision of the Original Agreement under the heading “Powers.” is hereby amended and restated in its entirety to read as follows:

“Powers. The Company shall be managed exclusively by the Member (the “Managing Member”). The Managing Member shall have all powers necessary, useful or appropriate for the day-to-day management and conduct of the Company’s business including, if advisable, the power to delegate to agents pursuant to Section 18-407 of the

Act. All instruments, contracts, agreements and documents providing for the acquisition, mortgage or disposition of property of the Company shall be valid and binding on the Company if executed by any of the officers of the Managing Member. The Managing Member has determined that it is advisable to appoint the following officers of the Company, each of which shall have the authority specified below.

The officers of the Company (each an “Officer”) shall consist of a President, one or more Vice Presidents, a Secretary, one or more Assistant Secretaries, a Treasurer, one or more Assistant Treasurers, a Controller, a General Counsel and one or more Associate General Counsel. The Managing Member shall have the right and power to remove and replace any Officer with or without cause and, in general, shall be vested with full power, control and discretion over the appointment of Officers subsequent to the date hereof. As of the date hereof, the Managing Member hereby (a) appoints the Officers set forth on Exhibit A hereto, and (b) terminates the authority of any other person who may have been heretofore appointed to act for or on behalf of the Company.

The powers and duties of the officers shall be as follows:

The President. The President shall have, subject to the supervision, direction and control of the Managing Member, the general powers and duties of supervision, direction and management of the affairs and business of the Company usually vested in the president of a corporation, including, without limitation, all powers necessary to direct and control the organizational and reporting relationships within the Company.

The Vice Presidents. Each Vice President shall have such powers and perform such duties as may from time to time be assigned to him or her by the Managing Member or the President.

The Secretary and the Assistant Secretaries. The Secretary (or any Assistant Secretary, if at the direction of the Secretary, or in his or her absence) shall attend meetings of the Company and record all votes and minutes of all such proceedings in a book kept for such purpose. He or she shall have all such further powers and duties as generally are incident to the position of a secretary of a corporation or as may from time to time be assigned to him or her by the Managing Member or the President.

The Treasurer and Assistant Treasurers. The Treasurer (or any Assistant Treasurer, if at the direction of the Treasurer, or in his or her absence) shall have custody of the Company’s funds, cash, securities and other property and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit or cause to be deposited moneys or other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Treasurer. The Treasurer shall have such other powers and perform such other duties as generally are incident to the position of a treasurer of a corporation or as may from time to time be assigned to him or her by the Managing Member or the President.

The Controller. The Controller shall maintain adequate records of all assets, liabilities, income, expenses and transactions of the Company and shall see that adequate audits thereof are currently and regularly made. The Controller shall have such other powers and perform such other duties as generally are incident to the position of a controller of a corporation or as may from time to time be assigned to him or her by the Managing Member or the President.

The General Counsel and Associate General Counsel. The General Counsel (or any Associate General Counsel, if at the direction of the General Counsel, or in his or her absence) shall be the chief legal officer of the Company. The General Counsel shall have such powers and perform such duties as generally are incident to the position of a general counsel of a corporation or as may from time to time be assigned to him or her by the Managing Member or the President.

4. The provision of the Original Agreement under the heading “Assignment and Transfer.” is hereby amended and restated in its entirety to read as follows:

“Assignment and Transfer. The Member may assign or transfer in whole but not in part its limited liability company interest to a single acquiror. In addition, to effectively transfer an interest in accordance with this Agreement, the relevant Certificate for Interest or Certificates for Interest must be surrendered or presented at any office or agency of the Company maintained for such purpose. Wherever any such Certificate for Interest is so surrendered or presented for transfer, if such transfer otherwise complies with and satisfies the terms of this Agreement, the Managing Member or an Officer shall cause one or more new Certificates for Interest to be issued by the Company in the name of the designated assignee or assignees. All Certificates for Interest presented or surrendered for transfer shall be canceled or destroyed by the Managing Member or an Officer. By acceptance of a Certificate for Interest, each assignee shall be deemed to have agreed to be bound by this Agreement.

Every Certificate for Interest presented or surrendered for transfer shall be duly endorsed and be accompanied by a written instrument of transfer duly executed by the assignor and the assignee thereof substantially in the form attached hereto as Exhibit B or in a form otherwise reasonably satisfactory to the Managing Member.”

5. The provision of the Original Agreement under the heading “Admission of Substitute Member.” is hereby amended and restated in its entirety to read as follows:

“Admission of Substitute Member. A person who acquires the Member’s entire limited liability company interest by transfer or assignment shall be admitted to the Company as a member upon the execution of (x) this Agreement or a counterpart of this Agreement or (y) an instrument substantially in the form attached hereto as Exhibit B or in a form otherwise reasonably satisfactory to the Managing Member pursuant to which such person agrees to be bound by the provisions of this Agreement and thereupon shall become the “Member” for purposes of this Agreement.”

6. The following provision is hereby added to the Original Agreement under the heading “17. Certificate(s) of Interest.”

“17. Certificate(s) of Interest. The interests of the Members shall be evidenced by certificates substantially in the form of Exhibit C hereto, with such changes thereto as may be approved by the Managing Member (the “Certificates for Interest”). The Certificates for Interest shall constitute “securities” and “certificated securities” governed by, and within the meaning of, Article 8 of the Uniform Commercial Code (as in effect from time to time in the State of Delaware and any other applicable jurisdiction).

Upon receipt of written notice or other evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Certificate for Interest and, in the case of any such loss, theft or destruction, upon receipt of the a Member’s unsecured indemnity agreement, or in the case of any other holder of a Certificate for Interest or Certificates for Interest, other indemnity reasonably satisfactory to the Company, or in the Case of any such mutilation upon surrender or cancellation of such Certificate for Interest, the Managing Member, on behalf of the Company, will make and deliver a new Certificate for Interest, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Certificate for Interest.

The Company shall cause to be kept at the Company’s principal office an accurate ledger in which the Managing Member shall provide for the issuance and registration of interests in the Company and any transfers of them, which such ledger shall constitute conclusive evidence as to the identity of the Members. The Company shall update such ledger from time to time as may be necessary to reflect the issue of any Interests and the assignment of such interests.”

7. The Original Agreement is hereby amended by adding Exhibits A, B, and C hereto as Exhibits A, B, and C to the Original Agreement.

8. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware.

9. Except as amended hereby, the Original Agreement shall remain in full force and effect.

******

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first above written.

TRIAD HOSPITALS, INC.

By:	/s/ Donald P. Fay
Name:	Donald P. Fay
Title:	Executive Vice President